Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES TAIWAN BOSTON HOUSTON AUSTIN HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES	SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA
www.duanemorris.com

August 13, 2021

Soligenix, Inc.

Attn: Board of Directors

29 Emmons Drive, Suite B-10

Princeton, NJ 08540

Re:	Soligenix, Inc. (the “Corporation”)
Form S-3 (Registration File No. 333-239928) (the “Registration
Statement”), as supplemented by the Prospectus Supplement
dated August 13, 2021 (the “Prospectus Supplement”)

Ladies and Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement as supplemented by the Prospectus Supplement, relating to the offer and sale by the Corporation of shares of common stock, $0.001 par value, of the Corporation having an aggregate gross sales price of up to $30 million (the “Shares”), pursuant to the terms of the At Market Issuance Sales Agreement dated as of August 11, 2017, as amended by Amendment No. 1 to At Market Issuance Sales Agreement dated as of August 28, 2020, between the Corporation and FBR Capital Markets & Co. (now known as B. Riley Securities, Inc.), as sales agent (as amended, the “Agreement”).

As counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement as supplemented by the Prospectus Supplement.

DUANE MORRIS LLP
1875 NW CORPORATE BLVD., SUITE 300 BOCA RATON, FL 33431-8561	PHONE: 561.962.2100	FAX: 561.962.2101

August 13, 2021

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a.the Registration Statement, in the form filed and to be filed with the Commission, and the exhibits filed or to be filed in connection therewith, including the Prospectus Supplement;

b.the Agreement;

c.	the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, as certified by the Secretary of the Corporation;

d. the Bylaws of the Corporation, as certified by the Secretary of the Corporation; and

e.	resolutions of the Board of Directors of the Corporation, as attested to by the Secretary of the Corporation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Corporation and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Corporation on which we have relied are complete in all material respects. As to all questions of fact material to the opinion expressed herein, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the Agreement against receipt by the Corporation of the consideration specified therein, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between

August 13, 2021

the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Duane Morris LLP